EXHIBIT 99.1

Solectron Corporation Reports Third-Quarter Results

- Company records a pre-tax charge of $2.8 billion for revaluation of goodwill, intangible assets, and deferred tax assets -

For Immediate Release: June 19, 2003

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and supply-chain management services, today reported fiscal third-quarter sales of $2.8 billion, in line with the company’s guidance for sales of $2.6 to $2.9 billion. That compares with sales of $3.0 billion in the same quarter last year and $2.8 billion in the second quarter of fiscal 2003.

In the quarter ended May 31, the company recorded a GAAP net loss of $3.1 billion, or $3.74 per diluted share, compared with a GAAP net loss of $111 million, or 13 cents per diluted share, in the previous quarter and a GAAP net loss of $284 million, or 35 cents per diluted share, in the third quarter of last year.

Excluding non-cash pre-tax charges of $2.8 billion for the revaluation of goodwill, intangible assets and deferred tax assets and a pre-tax restructuring charge of $223 million, Solectron had a pro forma third-quarter net loss of $79 million. The company’s guidance of a 1 to 4 cent per share pro forma net loss for the third quarter had anticipated a tax benefit rate of approximately 55 percent, consistent with earlier quarters. As a result of the company’s decision to record a valuation allowance on deferred tax assets, the tax benefit rate on operations decreased to zero, resulting in the pro forma $79 million net loss, or a 10-cent loss per diluted share.

In the second quarter, Solectron had a pro forma net loss of $10 million, or 1 cent per diluted share that included a tax benefit rate of 56 percent.

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Summary of Third-Quarter Charges

•	Goodwill and Intangibles. During the third quarter, the company performed a review of its goodwill and intangible assets as required by SFAS No. 142 and SFAS No. 144. This review resulted in a pre-tax charge of $1.9 billion to revalue goodwill, and a pre-tax charge of $161 million to revalue intangible assets.

•	Deferred Tax Asset Allowance. After the end of the quarter, the company also performed a review of its deferred tax assets in accordance with SFAS No. 109. This review resulted in a decision to record a tax valuation allowance of $721 million.

•	Restructuring. The company also recorded a pre-tax restructuring charge of $223 million related to previously announced restructuring programs.

As a result of these charges, Solectron will not be in compliance with one of the covenants of its undrawn, $450 million credit facility. Solectron is engaged in discussions with its bankers to obtain an amendment to the minimum tangible net worth covenant and believes it will be successful in obtaining this amendment. Solectron ended the third quarter with $1.7 billion in cash and short-term investments and has no present plans to draw on the credit facility.

The company repurchased $514 million of outstanding LYONs putable in May 2003 during the quarter.

“While this quarter was complicated with a number of revaluations that had a negative impact on earnings, we believe the resulting balance sheet is stronger and better positions us for the future. I am pleased we are winning new business having signed engagements with 13 new customers during the quarter,” said Mike Cannon, president and chief executive officer. “In addition, we made steady improvements in inventory turns, days sales outstanding and reduced our cash-to-cash cycle by six days.”

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Fourth-quarter guidance is for sales of $2.6 to $3.0 billion, and for pro forma EPS, excluding restructuring and impairment and other unusual items, of a range from a 2-cent loss to a 6-cent loss. This EPS estimate does not contemplate any income tax benefit.

Pro Forma Information

In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Solectron also discloses non-GAAP results of operations that exclude certain items. By disclosing this pro forma information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net loss and loss per share on a pro forma basis that excludes certain charges to better assess operating performance. Each excluded item is considered to be of a non-operational nature in the applicable period.

Earnings guidance is provided only on a pro forma basis due to the inherent difficulty in forecasting such charges. For example, Solectron may, from time to time, retire debt based on market conditions. We are unable to forecast any gains or losses resulting from these retirements due to the uncertainty related to the timing and pricing of such transactions. Consistent with industry practice, management has historically applied these measures when discussing earnings or earnings guidance and intends to continue doing so.

Pro forma information is not determined using GAAP; therefore, the information is not necessarily comparable to other companies and should be used to compare the company’s performance over different periods. Pro forma information should not be viewed as a substitute for or superior to net loss or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

See the tables at the end of this news release for a reconciliation of historical pro forma amounts to amounts reported under GAAP.

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Webcast to be held today

Solectron will hold a conference call at 4:30 p.m. EST today to discuss this announcement. A live Internet broadcast of the call can be joined by going to www.solectron.com/investor/.

Following the live broadcast, an archived version of the Webcast will be available. In addition, audio replays will be available two hours after the call through June 26. Call (800) 642-1687 from within the United States or (706) 645-9291 from outside the United States and specify pass code: 1101288.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements relate to our present assessment of our ability to realize the benefits of our deferred tax assets in the jurisdictions to which those assets relate; the likelihood that we will be able to negotiate an amendment to the tangible net worth covenant applicable to our undrawn credit facility, as well as our expectations regarding whether we will draw on that facility; our financial outlook for the fourth quarter of fiscal 2003 and beyond; the timing and amount of our planned restructuring charges; the rate of progress in reducing SG&A expenses, improving inventory turns and rationalizing our manufacturing footprint; and our ability to return to sustainable profitability. These forward-looking statements involve a number of risks and uncertainties, are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially. These risks and uncertainties include the length and severity of the current economic downturn overall and in the telecommunications and other electronics technology sectors; our ability to manage customer demand through the downturn; the accuracy of our projections of cash flows and capital requirements; the ability to effectively implement restructuring and cost reduction plans and the timing of such implementations; the risk of price fluctuation; reliance on major customers; fluctuations in operating results; changes in technology; competition; risks associated with international sales and operations; interest rate risk; environmental regulations; market risk; segment risk; the ability to retain key personnel; the impact of our outstanding litigation; and intellectual property rights enforcement.

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For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically forms 8-K, 10-K, 10-Q, S-3, S-4 and S-8. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Supplemental information, consolidated statements of operations and consolidated balance sheets follow. All monetary amounts are stated in U.S. dollars.

Analytical Data
(Dollars in millions)

	Q3 - FY03	Q2 - FY03	Q3 - FY02

Net Sales	$2,815.5	$2,817.6	$3,032.8
Sales by Business Unit
Global Operations	$2,095.2	$2,172.8	$2,447.5
Printed circuit board assembly	68.2%	65.0%	60.9%
Systems	31.8%	35.0%	39.1%
Technology Solutions	$381.6	$304.1	$257.8
Global Services	$241.3	$247.6	$221.4
MicroSystems	$97.4	$93.1	$106.1
Sales percentage by Region
North America	40.3%	38.8%	44.5%
Asia/Pacific	36.6%	36.0%	31.3%
Europe	15.5%	15.7%	16.7%
Latin America	7.6%	9.5%	7.5%
Sales percentage by Market Segment
Communications	27.4%	28.7%	28.2%
Networking equipment	21.4%	23.6%	27.3%
Computing	19.4%	20.4%	16.2%
PCs/Notebooks	16.6%	16.2%	16.4%
Consumer products	5.6%	2.5%	3.0%
Automotive	3.3%	3.2%	3.0%
Semiconductors & test	4.0%	2.8%	1.6%
Other	2.3%	2.6%	4.3%

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Earnings Per Share Summary

	Q3 - FY03	Q2 - FY03	Q3 - FY02

GAAP diluted net loss per share	$(3.74)	$(0.13)	$(0.35)
Pro forma diluted net loss per share	$(0.10)	$(0.01)	$(0.04)

Reconciliation of GAAP Results to Pro Forma Results
(Dollars in millions, except per-share data)

	Q3 - FY03	Q2 - FY03	Q3 - FY02

GAAP net loss	$(3,101.2)	$(110.8)	$(284.4)
Restructuring and impairment costs, net of tax	$384.1	$44.6	$254.5
Inventory charge, net of tax	$—	$59.7	$—
Gain on retirement of debt, net of tax	$—	$(3.2)	$(2.6)
Goodwill impairment, net of tax	$1,917.0	$—	$—
Deferred tax asset allowance	$720.8	$—	$—
Pro forma net loss	$(79.3)	$(9.7)	$(32.5)
Weighted average number of shares	828.8	827.6	823.2
Pro forma diluted net loss per share	$(0.10)	$(0.01)	$(0.04)

Other Non-Cash Expenses, Net of Tax
(Dollars in millions)

	Q3 - FY03	Q2 - FY03	Q3 - FY02

Intangible asset amortization	$6.5	$7.6	$8.4
Non-cash interest expense - ACES and LYONs	$20.0	$17.7	$22.2

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Asset Management Metrics

	Q3 - FY03	Q2 - FY03	Q3 - FY02

Inventory turns	6.6	6.2	5.1
Days sales outstanding	53	56	63
Cash-to-cash cycle (in days)	60	66	84

10 Percent Customers

The following customers represented at least 10 percent of sales during the quarter.

	Q3 - FY03	Q2 - FY03	Q3 - FY02

Hewlett-Packard/Compaq	13.2%	12.0%	12.0%
Nortel Networks	10.9%	11.1%	13.3%
Cisco Systems	10.8%	10.1%	10.8%

Selected Financial Data, Pre-Tax
(Dollars in millions)

	Q3 - FY03	Q2 - FY03	Q3 - FY02

Capital expenditures	$34.4	$36.4	$71.4
Depreciation expense	$63.2	$65.7	$78.8
Intangible asset amortization	$6.5	$11.1	$11.8

About Solectron

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, Calif., is the first two-time winner of the Malcolm Baldrige National Quality Award. The company had sales of $12.3 billion in fiscal 2002.

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Analyst Contacts:

Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com
Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contact:

Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions)
Unaudited

	May 31	August 31
	2003	2002

ASSETS
Current assets:
Cash, cash equivalents and short-term investments *	$1,690.7	$2,249.8
Accounts receivable, net	1,641.9	1,788.2
Inventories	1,551.3	1,870.0
Prepaid expenses and other current assets	414.9	752.0

Total current assets	5,298.8	6,660.0
Net property and equipment	936.2	1,173.0
Goodwill	277.9	2,163.9
Other assets	450.1	1,017.1

Total assets	$6,963.0	$11,014.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,146.4	$643.0
Accounts payable	1,310.7	1,509.5
Accrued employee compensation	205.7	218.5
Accrued expenses	464.9	527.3
Other current liabilities	219.2	106.9

Total current liabilities	3,346.9	3,005.2
Long-term debt	1,884.4	3,183.9
Other long-term liabilities	76.2	52.2

Total liabilities	5,307.5	6,241.3

Stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	6,652.1	6,635.9
Accumulated deficit	(4,861.5)	(1,578.6)
Accumulated other comprehensive losses	(135.9)	(285.4)

Total stockholders’ equity	1,655.5	4,772.7

Total liabilities and stockholders’ equity	$6,963.0	$11,014.0

*	This caption includes $101.6 million and $235.4 million of restricted balances as of May 31, 2003 and August 31, 2002, respectively.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in millions, except per share data)
Unaudited

	Three Months Ended		Nine Months Ended
	May 31		May 31

	2003	2002	2003	2002

Net sales	$2,815.5	$3,032.8	$8,769.7	$9,159.6
Cost of sales	2,651.9	2,821.6	8,241.9	8,545.8

Gross profit	163.6	211.2	527.8	613.8
Operating expenses:
Selling, general and administrative	172.3	217.6	549.9	626.8
Research and development	22.7	20.4	66.2	54.1
Restructuring and impairment costs	384.1	313.4	542.8	561.0
Goodwill impairment	1,917.0	—	1,917.0	—

Operating loss	(2,332.5)	(340.2)	(2,548.1)	(628.1)
Interest income	8.0	14.0	26.0	55.3
Interest expense	(51.9)	(72.2)	(163.4)	(177.4)
Other income (expense)-net	(4.0)	(3.5)	46.9	73.9

Loss before income taxes	(2,380.4)	(401.9)	(2,638.6)	(676.3)
Income tax expense (benefit)	720.8	(117.5)	644.3	(213.4)

Net loss	$(3,101.2)	$(284.4)	$(3,282.9)	$(462.9)

Basic and diluted net loss per share	$(3.74)	$(0.35)	$(3.97)	$(0.60)
Shares used to compute basic and diluted net loss per share	828.8	823.2	827.1	768.4

Note:	In fiscal 2003, the company began reclassifying “other income - net” from “selling, general and administrative” expense to a separate line below operating loss. Gains and losses from retirement of debt have been reclassified from extraordinary to “other income - net” in accordance with SFAS No. 145 since the fourth quarter of fiscal 2002. In addition, $11.7 million and $11.5 million of amortization were reclassified from “selling, general and administrative” expense to “cost of sales” in the first and second quarters of fiscal 2002, respectively.